Exhibit 3.1.1

PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VITAL THERAPIES, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF DECEMBER, A.D. 2013, AT 12:09 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3749361 8100 131476262
		Jeffrey W. Bullock, Secretary of State
	AUTHENTICATION:	1013753
	DATE:	12-26-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:16 PM 12/26/2013
FILED 12:09 PM 12/26/2013
SRV 131476262 - 3749361 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAL THERAPIES, INC.

(Pursuant to Sections 242 of the General

Corporation Law of the State of Delaware)

VITAL THERAPIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

(a)	Section 1 of Part A of Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

1.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 54,250,000, consisting of (i) 29,250,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 25,000,000 shares of preferred stock, par value $0.0001 per share, of which (a) 17,000,000 shares are hereby designated “Senior Convertible Preferred Stock” (the “Senior Preferred”) and (b) 3,501,401 shares are hereby designated “Convertible Preferred Stock” (the “Junior Preferred” and, together with the Senior Preferred, the “Preferred Stock”).

(b)	Section 5(c)(1)(J) of Part B of Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

(J)            consummate or agree to consummate, or permit any of its Subsidiaries (including any corporate successor thereto) to consummate or agree to consummate an initial Public Offering of its capital stock or other equity securities or listing on any securities exchange or substantially equivalent market (including any private Rule 144A market), except for a Qualified Public Offering.

(c)	The definition of “Minimum QPO Price” in Section 6 of Part B of Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

“Minimum QPO Price” means $12.00 as of the date of the filing of this Amended and Restated Certificate of Incorporation; provided that the Minimum QPO Price shall increase to $14.00 on January 1, 2015 and by an additional $1.00 on January 1 of each year after 2015 (i.e., the Minimum QPO Price shall be $12.00 in 2013 and 2014, $14.00 in 2015, $15.00 in 2016, $16.00 in 2017, etc.).”

2.

The Board of Directors of the Corporation has unanimously adopted a resolution approving this Certificate of Amendment of Amended and Restated Certificate of Incorporation pursuant to the provisions of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware.

3.

This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this 24th day of December, 2013.

VITAL THERAPIES, INC.

By:	/s/ Terence E. Winters, Ph.D.

Name: Terence E. Winters, Ph.D.
Title: Chief Executive Officer